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EXHIBIT 10.21 - PURCHASING AGREEMENT DATED AS OF NOVEMBER 21, 2002, BETWEEN AND
ANHEUSER-BUSCH, INCORPORATED

                              PURCHASING AGREEMENT

      This Purchasing Agreement ("Agreement") is executed between Redhook Ale Brewery, Incorporated ("Redhook") and Anheuser-Busch, Incorporated ("ABI") as of November 21, 2002. In consideration of the covenants hereinafter set forth and intending to be legally bound hereby, Redhook and ABI agree as follows:

      1. For purposes of this Agreement, (a) "Distribution Agreement" shall mean the Master Distributor Agreement between ABI and Redhook dated October 18, 1994 as amended to the date hereof and as it may be amended from time to time;
(b) "Packaging Materials" shall mean glass bottles and corrugated boxes, trays, solid fiber boxes, chipboard or corrugated partitions and carrier inserts used to package the glass bottles; (c) "Requirements" shall mean the total amount of each Packaging Material used by Redhook in all products manufactured by Redhook in its brewery located in Portsmouth, New Hampshire; (d) "Supplier" shall mean Owens Illinois; and (e) "Supply Agreement" shall mean the agreement between ABI and Supplier pursuant to which the Packaging Materials that are the subject hereof will be purchased and sold, as amended to the date hereof and as it may be amended from time to time.

      2. Except as provided for below, ABI agrees to source, supply and sell to Redhook, and Redhook agrees to purchase from ABI, all of Redhook's Requirements for Packaging Materials, such purchases and sales to commence on December 2, 2002 (in the event Redhook has legally binding orders for Packaging Materials placed prior to the date hereof, the purchases by Redhook pursuant to such orders shall be deemed to reduce Redhook's Requirements hereunder).

      3. Notwithstanding the provisions of Section 2 hereof, Redhook shall have the right to purchase up to 50% of its annual Requirements (measured by the purchase price paid by Redhook for the Packaging Materials) from an alternative source if (i) Redhook obtains a commitment from a supplier to provide Redhook with substantially equivalent Packaging Materials at a per unit price at least five percent lower than that available hereunder, with respect to which commitment ABI does not exercise the right of first refusal created by this
Section 3 or (ii) after consultation with ABI and Supplier, Redhook determines that there is a substantial possibility that Supplier will be unable to provide Redhook with a supply of Packaging Materials adequate for its operations (such determination to be made in good faith and on a commercially reasonably basis). Prior to the exercise by Redhook of the right described in Section 3(i) hereof, Redhook shall provide ABI and Supplier with at least 30 days' advance written notice (such 30 day period to begin no sooner than upon the expiration of ABI's right of first refusal
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described below), such notice to indicate the quantities of Packaging Materials to be purchased by Redhook from the alternative source.

            Nothing in this section shall prohibit Redhook from receiving unsolicited proposals from suppliers or from soliciting proposals for the purchase and sale of Packaging Materials but Redhook shall not disclose to any supplier the unit pricing paid by Redhook hereunder. Redhook shall not accept any commitment from any supplier for the purchase and sale of Packaging Materials for use in its Portsmouth operations pursuant to the right described in Section 3(i) hereof without providing ABI in writing a 30 day right of first refusal.

      4. Supplier shall be the source for all Packaging Materials to be purchased and sold pursuant to this Agreement. Redhook shall place all orders for Packaging Materials directly with Supplier in a format agreed upon between Redhook and Supplier and shall instruct Supplier to deliver all Packaging Materials to Redhook's premises at Portsmouth, New Hampshire. Contemporaneously with placing each order with Supplier, Redhook shall notify ABI in writing of such order, the quantities of Packaging Materials to be purchased and sold pursuant to such order and the expected date of delivery of such Packaging Materials. On or before November 30 of each year during the term of this Agreement, Redhook shall provide Supplier and ABI with Redhook's best estimate of Redhook's anticipated Requirements for Packaging Materials for the next succeeding calendar year in a format satisfactory to each of Redhook and Supplier. On or before the last business day of each month, Redhook shall provide Supplier and ABI with a rolling three month forecast of Redhook's anticipated Requirements for Packaging Materials in a format satisfactory to each of Redhook and Supplier. On or before the last business day of each week, Redhook shall provide Supplier and ABI with its estimated requirements for the next succeeding week in a format satisfactory to each of Redhook and Supplier.

      5. The initial purchase price to be paid by Redhook for Packaging Materials shall be as previously specified in writing to Redhook. Redhook shall pay to ABI the purchase price for any delivery of Packaging Materials within 10 calendar days of Redhook's acceptance of such delivery. At the option of ABI, ABI may obtain payment of the purchase price, in whole or in part, by reducing the amounts otherwise payable by ABI to Redhook pursuant to the Distribution Agreement. If ABI elects to obtain payment by such method, ABI shall provide Redhook with reasonable detail concerning the amounts owed by Redhook, and ABI shall make such offset only against amounts due to be paid by ABI on or after the date on which Redhook's payment for the Purchasing Materials would otherwise have been due. In the event that with respect to any delivery of Packaging Materials, ABI determines to obtain payment of any portion of the purchase price therefor other than by means of such reduction, ABI shall provide to Redhook written notice of such determination and Redhook shall pay to ABI such portion of the purchase price by wire transfer of immediately available funds to an account specified in writing by ABI (or by such other means as may be agreed upon between ABI and Redhook) on or prior to the later of (i) 10 calendar days after Redhook's receipt and acceptance of such delivery and (ii) five calendar days after such notification.


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      6.    ABI shall have no responsibility or liability for any of the conditions, properties, deliveries or specifications of the Packaging Materials. With respect to any order or delivery of Packaging Materials, Supplier's compliance with its obligations under the terms of the Supply Agreement shall be deemed to satisfy the rights of Redhook hereunder. At the request of Redhook, ABI shall assign to Redhook all rights that ABI has against Supplier with respect to any Packaging Materials that are delivered or were to be delivered to Redhook hereunder. In the event that Redhook and Supplier are engaged in a dispute concerning any delivery or order of Packaging Materials, Redhook shall not withhold payment of any portion of the purchase price therefor unless (i) under the circumstances such action is permitted to a purchaser under applicable law or under the rights ABI has under the terms of the Supply Agreement and (ii) Redhook has notified ABI in writing at least three business days prior to the date payment of the purchase price would otherwise be required that it intends to withhold payment of the purchase price. In the event of a dispute between Redhook and Supplier, ABI shall use commercially reasonable best efforts to assist Redhook to resolve such dispute equitably and shall provide Redhook with information in reasonable detail concerning the provisions of the Supply Agreement pertinent to such dispute. In the event that Redhook satisfies the requirements of this section and duly and timely notifies ABI that it shall not pay the purchase price for any delivery or order, then ABI shall not seek payment for such delivery or order from Redhook until the earlier of such time
(a) as Redhook instructs ABI that it is willing to pay the purchase price or (b) as Redhook no longer satisfies the criteria set forth in this section for withholding payment.

      7. (a) Except as otherwise provided in this Section 7, the obligations of ABI and Redhook to purchase and sell Packaging Materials shall continue until such time as the Supply Agreement is no longer in force.

                  (i) In the event that the Supply Agreement terminates, expires or is modified or supplemented for any reason and the parties do not agree pursuant to Section 9 on the terms and conditions pursuant to which AB shall continue to source, supply and sell Packaging Materials to Redhook, then the purchase and sale obligations of Redhook and ABI under this Agreement shall terminate on the date of termination, expiration, modification or supplement. ABI shall provide Redhook reasonable advance notice prior to any expiration, termination, modification or supplement of or to the Supply Agreement, to the extent reasonably practicable.

            (b) Either party shall have the right to terminate the purchase and sale obligations of Redhook and ABI under this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

                  (i) any default by the other party in the performance of any of the provisions of this Agreement or by the Supplier in the performance of its obligations


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under the Supply Agreement, which default is not cured within 30 days after written notice of such default;

                  (ii)  the Distribution Agreement is duly terminated;

                  (iii) an assignment by the other party for the benefit of creditors; or the commencement by the other party of a voluntary case or proceeding or the consent to or the acquiescence by the other party in the entry of an order for relief against it in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law;

                  (iv) the appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party, which is not terminated within 60 days from the date of appointment;

                  (v) the institution of bankruptcy, reorganization, insolvency or liquidation proceedings against the other party without such proceedings being dismissed within 60 days from the date of the institution thereof.

            (c) In the event that the orders and deliveries of Packaging Materials made by Supplier to Redhook have failed in respects material to Redhook's Portsmouth operations to comply with the terms of the Supply Agreement and Redhook determines (such determination to be made in good faith and on a commercially reasonable basis) that such failures are likely to continue, Redhook may terminate the purchase and sale obligations of Redhook and ABI under this Agreement upon 30 days written notice to ABI and Supplier.

            (d) In the sole judgment of Redhook, Redhook may terminate the purchase and sale obligations of Redhook and ABI under this Agreement by written notice to ABI and Supplier delivered on or prior to October 31, such termination to be effective on the next succeeding January 1.

            (e) In the event that ABI determines (such determination to be made in good faith and on a commercially reasonable basis) that Supplier is likely to be unable to supply Packaging Materials to Redhook without reducing the amount of Packaging Materials that it would otherwise deliver to ABI, at the option of ABI, ABI may suspend deliveries of Packaging Materials hereunder to Redhook upon 30 days' written notice to Redhook to the extent necessary to assure that Supplier is able to satisfy ABI's operational requirements for Packaging Materials as determined by ABI (the determination by ABI of such operational requirements to be made in good faith and on a commercially reasonable basis). Deliveries of Packaging Materials to Redhook will promptly resume upon ABI receiving assurances that it determines to be reasonable (such determination to be made in good faith and on a commercially reasonable basis) that Supplier's delivery of Packaging Materials to Redhook will not reduce the amount of


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Packaging Materials that Supplier would otherwise deliver to ABI. If any such suspension occurs and would be reasonably expected to have a material adverse effect on Redhook's operations, Redhook may terminate the purchase and sale of obligations of Redhook and ABI under this Agreement upon 30 days' advance written notice to ABI and Supplier.

            (f) In the event of any termination of the purchase and sale of obligations of Redhook and ABI under this Agreement for any reason, at the option of ABI, Redhook shall purchase from Supplier any inventory of Packaging Materials produced or purchased by Supplier prior to the date of termination in contemplation of the sale by Supplier of such Packaging Materials to Redhook. Such purchases shall be made in the ordinary course of business at the pricing previously provided for under this Agreement, and on a delivery and payment schedule that would have been applicable if the Agreement had not been terminated.

      8. Redhook shall, and Redhook shall cause its officers, directors, employees, agents and other representatives to, treat in confidence and not disclose to others any of the material terms of this Agreement including the unit pricing paid for Packaging Materials, or any other information disclosed to Redhook by ABI pursuant to this Agreement, except to the extent that (A) any such information is generally available to the public, (B) is acquired from a third party rightfully having such information, (C) is already in their possession prior to disclosure hereunder or is acquired by such party independently from any disclosures pursuant to this Agreement or (D) as required by applicable law or regulation. With respect to the foregoing confidentiality obligations, ABI acknowledges that Redhook is likely to be required to file this Agreement with the Securities and Exchange Commission as a material contract and will be required to disclose the existence of this Agreement. Redhook agrees that any such disclosure shall be limited in scope and detail to the maximum extent permitted under the applicable securities laws.

      With respect to the foregoing confidentiality obligations, Redhook acknowledges that it has been informed that an unauthorized disclosure of the terms of the purchasing agreements and arrangements between ABI and Supplier could result in the termination of such agreements and arrangements and the supply of Packaging Materials thereunder, or the loss of substantial commercial benefits to ABI thereunder. In addition to other remedies available to ABI, in the event of Redhook's breach of its foregoing confidentiality obligations, ABI shall be entitled to injunctive and other equitable relief against Redhook to prevent any such breach and, to the extent that any breach by Redhook of its confidentiality obligations hereunder causes or contributes to the termination of any purchasing agreements or arrangements between ABI and Supplier, Redhook shall be liable to such extent for any harm or damages resulting to ABI from such termination.

      9. In the event that the Supply Agreement terminates, expires or is modified or supplemented, AB and Redhook shall discuss whether AB shall continue to source,

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supply and sell to Redhook the Packaging Materials, the price therefor and any additional terms and conditions applicable to the source, supply and sale. If the parties agree that AB shall continue to do so, and on the pricing therefore, they shall execute a written instrument specifying the pricing therefor and any other terms and conditions not provided thereby. Thereafter the Packaging Materials shall be deemed to continue to be purchased and sold pursuant to the terms hereof, as supplemented by such instrument.

      10. Redhook represents, warrants and covenants that all Packaging Materials purchased by Redhook hereunder shall be used by Redhook in its manufacture and packaging of malt beverage products and that Redhook shall not resell any Packaging Materials prior to such materials being used by Redhook in the manufacturing and packaging of malt beverage products.

      11. (a) Redhook shall indemnify, protect, defend and hold harmless each of ABI, Anheuser-Busch Companies, Inc. ("A-BC"), other direct and indirect subsidiaries of A-BC, and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and reasonable expenses, including without limitation attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to (a) a violation or breach or alleged violation or breach of any other agreements or obligations to which Redhook is a party or by which it or its assets are bound arising out of Redhook's execution and delivery of, or performance of its obligations under, this Agreement and (b) Redhook's violation of its obligations hereunder. In the event that Redhook fails to comply with any of its obligations under this Agreement, at the option of ABI, ABI may perform such obligations on behalf of Redhook and Redhook shall immediately reimburse ABI for all costs incurred by ABI thereby.

            (b) ABI shall indemnify, protect, defend and hold harmless each of Redhook, its direct and indirect subsidiaries and each of their respective directors, officers, employees and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and reasonable expenses, including without limitation attorneys' fees, court costs and other legal expenses arising from, connected with or attributable to (a) a violation or breach or alleged violation or breach of any other agreements or obligations to which ABI is a party or by which it or its assets are bound arising out of ABI's execution and delivery of, or performance of its obligations under, this Agreement and (b) ABI's violation of its obligations hereunder. In the event that ABI fails to comply with any of its obligations under this Agreement, at the option of Redhook, Redhook may perform such obligations on behalf of ABI and ABI shall immediately reimburse Redhook for all costs incurred by Redhook thereby.


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      12.   All notices from one party to the other under the terms of this
Agreement, unless otherwise directed, shall be delivered by hand or by a responsible overnight courier providing reasonable proof of delivery, addressed to the parties at the addresses indicated below, and shall be deemed delivered on the date of receipt if by hand delivery or the first business day succeeding the date of posting, if sent by overnight courier:

      If to Redhook:

      Redhook Ale Brewery, Incorporated
      14300 NE 145th Street
      Woodinville, Washington  98072
      Attn:  Chief Financial Officer

      If to ABI:

      Anheuser-Busch Companies, Inc.
      One Busch Place
      St. Louis, Missouri  63118
      Attention:  Vice President, Corporate Purchasing

      and

      Anheuser-Busch, Incorporated
      One Busch Place
      St. Louis, Missouri 63118
      Attention:  Vice President, Business Development
                  and Wholesaler Development

      13. This Agreement is not assignable or transferable, in whole or in part, by Redhook without the prior written consent of ABI.

      14. In the event that the purchase and sale obligations of Redhook and ABI under this Agreement are terminated pursuant to Section 7(a) hereof, ABI shall discuss with Redhook and negotiate in good faith with Redhook concerning means by which ABI can assist Redhook in purchasing Packaging Materials at prices lower than those otherwise available to it.

      15. (a) No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.


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            (b)   This Agreement shall be deemed to have been made and entered into in the State of Missouri and shall be governed by the laws of Missouri, without regard to the principles thereof regarding conflicts of laws.

            (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            (d) This Agreement constitutes the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

            (e) ABI hereby represents and warrants that it has no knowledge of the existence of any occurrence or development that would reasonably be expected to result in the termination of the Supply Agreement (other than its expiration pursuant to its terms).

      IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto by their duly authorized officers as of the day and year first above written.

                                    ANHEUSER-BUSCH, INCORPORATED


                                    By /s/ Anthony J. Short
                                       --------------------
                                    Anthony J. Short
                                    Vice President
                                    Business and Wholesaler Development



                                    REDHOOK ALE BREWERY, INCORPORATED


                                    By /s/ David J. Mickelson
                                       ----------------------
                                    David Mickelson
                                    Executive Vice President & CFO/COO




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